Exhibit 99.1

Ozop Energy Solutions, Inc. Reports Activity of its’ Wholly Owned Subsidiary Ozop Energy Systems, Inc.

Warwick, NY, December 13, 2022 (GLOBE NEWSWIRE) - Ozop Energy Solutions, Inc. (OZSC or the “Company”) issues the following update on its wholly owned subsidiary, Ozop Energy Systems, Inc. (“OZOP”). On November 3, 2022, OZOP terminated for cause the employment of Christopher Serna (“Serna”), Christian Rodriguez (“Rodriguez”), Alana Dixon (“Dixon), Dario Rodriguez (“D. Rodriguez”) and Rudy Lopez (“Lopez”). Prior to these terminations, Danita (Cira) Serna (“Cira”) resigned from OZOP. On August 11, 2022, and unknown to OZOP until discovered in November 2022, a document was filed with the California Secretary of State whereby Rodriguez was listed as the sole officer of Your Home Solution Corp (“YHS”) and Rodriguez and Serna were listed as the Directors of YHS. Serna and Rodriguez, through YHS, were purchasing products from OZOP and resold the products to OZOP customers at a markup. When OZOP became aware of the above, immediate terminations were issued to all of the OZOP employees.

Serna, Rodriguez, Dixon, D. Rodriguez, Cira and YHS are collectively referred to as the “Defendants”. Cease-and-desist letters were sent to all of the Defendants.

After further investigation, analysis and discussions with customers, OZOP filed a Complaint in the SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE COUNTY OF SAN DIEGO NORTH COUNTY (the “Complaint”) on November 14, 2022. The Complaint alleges that Serna and Rodriguez would place an order from YHS for purchase of product from OZOP with funds the exact source of which is presently unknown. OZOP alleges that next YHS would sell that product to OZOP’s customers at a price marked up from the price for which YHS purchased from OZOP – to the benefit of Defendants and to the detriment of their employer, OZOP. The Complaint further alleges that Serna and Rodriguez falsely represented that the price YHS was obtaining from other suppliers and therefore was willing to pay for OZOP product decreased, which allowed them to use YHS to then sell additional product to OZOP’s customers at increasingly larger margins, thus further wrongfully enriching themselves to the detriment of their employer, OZOP. The lawsuit also alleges that Serna and Dixon were also making false statements to Ozop’s customers regarding the financial condition of Ozop and the lack of module inventory.

OZOP intends to prosecute the Complaint against all of the Defendants to the fullest extent of the law and to cooperate with all regulatory agencies that may become involved. Despite the (alleged) actions of the Defendants, OZOP was able to secure product sales for Q4 as originally forecasted and has also been able to secure orders for 2023. We believe Ozop Energy Systems is now in as a good of a position as it has ever been to create long-term positive cashflow as a result of these ongoing business activities.

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) is the flagship company that oversees a wide variety of products in various stages of development in the renewable energy sector. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a wholly owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus (http://ozopplus.com) is licensed as a captive insurer that reinsures.

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About Ozop Energy Systems, Inc.

Ozop Energy Systems is a distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design (http://ozopengineering.com) engineers energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com